For the annual period ended September 30, 2017
File number 811-06677
Prudential Investment Portfolios  8


SUB-ITEM 77I
New or Amended Share Classes


      The Board of Trustees has authorized the issuance of a new class share for the Prudential QMA Stock Index Fund, designated
Class Q. Class Q is not subject to any Rule 12b-1 fee.